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                                                                     EXHIBIT 5.1

                                June 9, 1999


Board of Directors
Master Graphics, Inc.
6075 Poplar Avenue
Suite 401
Memphis, Tennessee 38119

     Re:  Registration Statement on Form S-8
          Master Graphics, Inc. 1998 Equity Compensation Plan, as amended Master Graphics, Inc. 1998 Non-Employee Director Stock Option Plan Master Graphics, Inc. Employee Stock Purchase Plan

Gentlemen:

     We have acted as counsel for Master Graphics, Inc., a Tennessee corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended, relating to the Master Graphics, Inc. 1998 Equity Compensation Plan, as amended, the Master Graphics, Inc. 1998 Non-Employee Director Stock Option Plan, and the Master Graphics, Inc. Employee Stock Purchase Plan (each individually a "Plan," and collectively the "Plans"). This opinion is being furnished in response to Item 601 of Regulation S-K and the instructions to Form S-8.

     We are familiar with the proceedings to date with respect to the proposed offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion.

     On the basis of the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized and existing under the laws of the State of Tennessee.
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June 9, 1999
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     2.  The shares of the Company's common stock, $.001 par value, that may be issued and sold from time to time in accordance with each Plan have been duly authorized for issuance and will, when issued, sold and paid for in accordance with the terms of the respective Plans, be validly issued, fully paid and non-assessable.

     The foregoing opinions are limited to the federal laws of the United States and the laws of the State of Tennessee, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     In rendering the foregoing opinions, we have relied to the extent we deem such reliance appropriate as to certain matters on statements, representations and other information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                              Very truly yours,

                              Bass, Berry & Sims PLC